                                    GUARANTEE


            FOR VALUE RECEIVED, Teva Pharmaceutical Industries Limited, a corporation organized under the laws of the State of Israel ("Teva"), hereby guarantees to Copley Pharmaceutical, Inc. a Delaware corporation ("Copley"), the full and faithful performance of the obligations, duties and liabilities of Teva Pharmaceuticals USA, Inc., a Delaware corporation ("Teva-USA"), under that certain Agreement and Plan of Merger, dated as of August 9, 1999, by and among Copley, Teva-USA and Caribou Merger Corporation (the "Agreement"). Teva shall, however, have any and all rights of defense, set-off and counterclaim which are available to Teva-USA except as expressly set forth below.

            1. The liability of Teva hereunder shall be absolute and irrevocable and shall not be impaired by:

            (a) any modification, renewal or amendment of the Agreement agreed to by Teva-USA,

            (b) any waiver of any breach or any condition to the Offer contemplated by the Agreement, or

            (c) any extension, moratoria or other relief granted pursuant to any applicable law or statute.

            2. Notice of acceptance hereof or of a breach by Teva-USA is expressly waived, and Teva's performance hereunder shall be subject to no other condition than the giving of a written request, stating the fact of a breach, mailed to Teva at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131, Israel,
Attention: Chief Executive Officer. This guarantee is direct and immediate and may be enforced by Copley without prior resort to any other remedy and without prior notice to or resort against Teva-USA or any other person or entity.

            3. Teva represents and warrants that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel and has the requisite corporate power and authority to enter into and perform this guarantee, (b) it has duly authorized, executed and delivered this guarantee, and (c) this guarantee constitutes the legal, valid and binding obligation of Teva, enforceable against Teva in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            4. (a) Teva irrevocably submits to the non-exclusive jurisdiction of any federal or state court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this guarantee.

            (b) Teva agrees to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in paragraph 4(a) brought in any such court shall, subject to such rights of appeal on issues other than jurisdiction as may be available to Teva, be conclusive and binding upon Teva and may be enforced in the state or federal courts in the United States of America (or any other courts to the jurisdiction of which Teva is or may be subject) by a suit upon such judgment.

            (c) Teva consents to service of process in any suit, action or proceeding of the nature referred to in paragraph 4(a) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Teva Pharmaceuticals USA, Inc., 650 Cathill Road, Sellersville, PA 18960,
Attention: President. Teva (i) agrees that such service shall be deemed in every respect effective service of process upon Teva in any such suit, action or proceeding, (ii) agrees that such service shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to Teva, and (iii) waives the benefits of any other service of process regulations, laws or conventions to the fullest extent that it is legally able to do so.

            (d) Teva agrees that nothing in this guarantee shall affect or limit service of process in any manner permitted by law, or limit any right to bring proceedings against Teva in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

            5. This guarantee shall be governed by and the rights and obligations hereunder shall be determined in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. This guarantee shall be binding upon the successors and assigns of Teva.

            IN WITNESS WHEREOF, Teva has caused this guarantee to be duly executed by its duly authorized officer as of this 9th day of August, 1999.

                                          TEVA PHARMACEUTICAL
                                          INDUSTRIES LIMITED



                                          By:  /s/ DAN SUESSKIND
                                               --------------------------
                                          Name: Dan Suesskind
                                          Title:  Chief Financial Officer